EXHIBIT (a)(11)

Form of Reminder of Expiration Date

REMINDER

DEADLINE: 6:00 P.M. (PST) Monday, May 5, 2003

To all Employees Eligible to Participate in the Offer to Exchange Program:

Monday, May 5, 2003, 6:00 P.M. PST, is presently the deadline for you to tender any of your Eligible Options under the Broadcom Corporation Offer to Exchange Certain Outstanding Options (the “Offer”).

The Offer to Exchange document is located at the following website as well as the break rooms of each location.

[internal intranet address]

You must submit all NINE (9) pages of your Letter of Transmittal in accordance with the instructions contained in those documents. We cannot accept late submissions, and therefore urge you to respond early to avoid any last minute problems.

If you have not received your Letter of Transmittal by this time please send an email to tenderoffer@broadcom.com with your full name and email address.

Additionally, you must complete your form W-8BEN/W-9 to UBS PaineWebber prior to any sale transaction (including the Block Trade) if you do not wish to be subject to back-up withholding. COMPLETE THIS AS SOON AS POSSIBLE. You can complete this form online at the following website:

http://www.cefs.ubspainewebber.com/brcm

If you have not received your UBS PaineWebber PIN Number the most efficient way to activate your account is to access the website at www.cefs.ubspainewebber.com/brcm and print the PIN Change Form from the “Forms/Info” tab directly beneath the Broadcom logo on the login page. Upon creation and completion of the Pin Change form, fax to (201) 272-7601. Provide at least 4 hours for acceptance and re-enter the site with your badge number and newly created PIN number and complete the W-8BEN/W-9 online. Upon completion and acceptance, your account will be activated.

If you do not want to exchange any options in the exchange offer, please disregard this reminder. You do not need to do anything.

This reminder is being distributed to all employees. Therefore, you are receiving this notice even if you previously filed your Letter of Transmittal with Shareholder Services.

Thank you,
Shareholder Services